UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2008
SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28782 (Commission File Number)	93-0979187 (IRS Employer Identification No.)

157 Technology Drive, Irvine, CA (Address of principal executive offices)	92618 (Zip Code)
Registrant’s telephone number, including area code: (949) 788-6700
Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 28, 2008, Spectrum Pharmaceuticals, Inc. (the “Company”) and Allergan Sales, LLC, Allergan USA, LLC and Allergan, Inc. (collectively, “Allergan”) entered into a License, Development, Supply and Distribution Agreement (the “Agreement”) pursuant to which the Company and Allergan agreed to a collaboration for the development and commercialization of a formulation of apaziquone (EOquin®) suitable for use in treating cancer or precancerous conditions via instillation (the “Product”).
     The Agreement provides that Allergan has the exclusive right to make, develop and commercialize the Product for the treatment of bladder cancer, or pre-bladder cancer conditions (the “Field of Use”) worldwide except for Asia (as is defined in the Agreement) (the “Territory”). The Company and Allergan also entered into a Co-Promotion Agreement providing for the joint commercialization of the Product in the Field of Use in the United States whereby the Company and Allergen will share equally all profits and commercialization expenses.
     In consideration for the rights granted under the Agreement, Allergan has agreed to pay the Company an upfront fee of $41.5 million within ten days after the signing of the Agreement. In addition, Allergan will pay the Company up to $304 million based on the achievement of certain development, regulatory and sales milestones. Also, Allergan has agreed to pay the Company tiered royalties starting in the mid-teens based on a percentage of net sales of the Product in the Territory outside of the United States.
     The Company will continue to conduct the current Phase 3 clinical trials as well as certain future planned clinical trials pursuant to a joint development plan, with Allergan bearing sixty-five percent (65%) of the development costs and the Company responsible for thirty-five percent (35%) of the development costs.
     The Company also has the right, in its sole discretion, to opt-out of the Co-Promotion Agreement before January 1, 2012. If it does so, the Company’s share of any future development costs shall be significantly reduced. Part of the aggregate development costs and marketing expenses incurred by the Company since January 1, 2009 shall be reimbursed by Allergan in the form of a one-time payment. The Co-Promotion Agreement will terminate and instead of a sharing of profit and expenses, Allergan will pay the Company royalties on a percentage of net sales of the Product in the United States that are slightly greater than the royalties paid on net sales outside the United States. In addition, Allergan will pay the Company up to $245 million in additional milestones based upon the achievement of certain sales milestones in the United States.
     The Agreement contains customary representations and warranties and indemnities by each of the Company and Allergan. The Agreement also includes certain restrictions on the ability of the Company and Allergan to directly or indirectly commercialize direct or indirect competing products during a certain period of time.
     The Agreement will continue until terminated as follows. If the Co-Promotion Agreement has been terminated, the Agreement will continue until the expiration of the last royalty payment period in the last country in the Territory with certain provisions surviving. Allergan may terminate the Agreement at its election upon six months notice to the Company. Additionally, Allergan may terminate the Agreement for an uncured material breach by the Company if the uncured material breach results in a material adverse impact on Allergan such that termination is the only reasonable remedy.

     The above summary does not purport to be a complete description of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2008. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the Securities and Exchange Commission. A copy of the joint press release announcing the Agreement is attached hereto as Exhibit 99.1 and is hereby incorporated by this reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated October 29, 2008.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.
October 29, 2008	By:	/s/ Shyam Kumaria
Shyam Kumaria
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated October 29, 2008.